Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS SECOND QUARTER 2009 RESULTS

DEERFIELD, Ill., July 30, 2009 — United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today reported its second quarter 2009 results.

Second Quarter Financial Highlights

•                 GAAP diluted earnings per share declined slightly to $0.88, versus $0.91 a year ago.  Last year included a net charge of $0.05(1) per diluted share from an asset impairment of capitalized software development costs partially offset by a gain on the sale of the company’s former corporate headquarters building.

•                 Net cash provided by operating activities for the latest six months totaled $243.0 million, versus net cash provided of $63.0 million for the same period last year.  Excluding the impact of accounts receivable sold, net cash provided by operating activities for the six months ended June 30, 2009 was $266.0 million(1) versus $61.0 million(1) in the same period last year.  Cash generated from operations of $266.0 million(1) was used to reduce net borrowings (long-term debt less cash and cash equivalents) to $413.8 million. This decline led to a reduction in interest and other expense of $1.5 million versus the prior-year quarter and $3.6 million compared to the first six months of 2008.

•                 Net sales for the second quarter declined 7.4% to $1.16 billion.

•                 Gross margin was 14.1% of sales, down 44 basis points from last year’s second quarter.

•                 Operating expenses were $122.2 million, or 10.5% of sales, compared with $138.8 million, or 11.1% of sales in the 2008 quarter.  Last year’s operating expenses included a $6.7 million pre-tax asset impairment charge and a pre-tax gain of $4.7 million on the sale of the company’s former corporate headquarters.  Excluding these items, operating expenses for last year’s second quarter were $136.8 million(1) or 10.9%(1) of sales.

•                 Operating income was $41.2 million, or 3.6% of sales, versus $43.2 million, or 3.5% of sales, in the prior-year quarter.

•                 Net income was $21.2 million in the second quarter versus $21.5 million in the prior-year quarter.

“United’s results reflected our associates’ excellent efforts to control what we can in the face of difficult market conditions,” said Richard W. Gochnauer, president and chief executive officer.  “While employment and manufacturing trends continued to weaken in the quarter, the rate of change in our sales improved sequentially from the first quarter across most product categories as a result of growth initiatives and a boost from flu-related product sales.  We remained focused on providing great service to our customers and pursuing growth strategies while proactively reducing costs and working capital in light of lower sales.  Our strong cash flow enabled us to further enhance our financial strength and flexibility.”

Second Quarter Performance

Sales in the second quarter of 2009 declined by 7.4% to $1.16 billion, compared with last year’s $1.25 billion.  Weak macro-economic conditions contributed to revenue declines in furniture, industrial, technology and traditional office supplies.  Despite these conditions, the janitorial/breakroom category experienced sales growth.

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Gross margin in the second quarter of 2009 reached $163.4 million, compared with $182.0 million in the same period last year. Gross margin as a percent of sales for the second quarter of 2009 was 14.1%, compared with 14.5% in the prior-year quarter.  The decrease reflected downward pressure from a lower margin sales mix within product categories, and lower purchase volumes resulting in a decline in supplier allowance and purchase discounts.  Significantly lower fuel costs combined with cost reduction strategies and modestly favorable inventory-related items partially offset these pressures.

Operating expenses for the latest quarter were $122.2 million, or 10.5% of sales, compared with $138.8 million, or 11.1% of sales, in the same quarter last year.  During the 2008 quarter, the company completed the sale of its former corporate headquarters, which resulted in a pre-tax gain of $4.7 million.  Conversely, the company recorded a pre-tax asset impairment charge of $6.7 million related to capitalized software development costs.  Excluding the impact of these items, second quarter 2008 operating expenses were $136.8 million(1) or 10.9%(1) of sales.  During the second quarter of 2009, the company’s operating expenses were favorably affected by cost containment actions in payroll, bonus, travel, professional services and distribution-related costs.  The continued weak economic environment required that bad debt reserves be increased but at a lower rate than in the first quarter of 2009.

Operating income for the latest quarter was $41.2 million, or 3.6% of sales, compared with $43.2 million, or 3.5% of sales, in the second quarter of 2008.  After adjusting for the items mentioned earlier, operating income for the second quarter of 2008 was $45.2 million(1) or 3.6%(1) of sales.

Diluted earnings per share for the 2009 quarter were $0.88, down slightly from $0.91 in the prior-year quarter.  Adjusted for the items previously noted, earnings per share for the second quarter of 2008 were $0.96(1).

Six-month Performance

Sales in the first half of 2009 declined by 8.2% to $2.28 billion, compared with $2.50 billion, with one less selling day in 2009.   GAAP diluted earnings per share for year-to-date 2009 were $1.45, compared with $1.79 in the prior year.

Cash Flow and Debt Trends

Net cash provided by operating activities totaled $243.0 million for the six months ended June 30, 2009, versus cash provided of $63.0 million a year ago.  Excluding the effects of accounts receivable sold, net cash provided by operating activities for the first half was $266.0 million(1), compared with $61.0 million(1) in the prior year.  Cash flow used in investing activities totaled $4.7 million in 2009, down from $9.7 million.  Capital spending through the six months ended June 30, 2009 was $4.8 million and is expected to be approximately $15 million for 2009.

Outstanding debt totaled $471.8 million at June 30, 2009.  Outstanding debt plus securitization financing totaled $471.8 million at June 30, 2009, down $245.0 million(1) during the past 12 months.

“Diligent working capital control—and particularly effective inventory management—drove strong cash flow generation for the quarter and first half,” said Gochnauer.  “Our balance sheet remains in excellent condition and provides ample flexibility to support our needs in recessionary times, while putting the company in a favorable position when the economy improves.”

Outlook

“We are encouraged by our second quarter results and the positive impact of internal initiatives,” Gochnauer stated.  “July sales show continued modest improvement on a sequential quarter basis, and are down approximately 5%.  We remain cautious, however, since employment and manufacturing trends are still deteriorating.  Our focus will remain on firmly controlling costs and working capital to maintain alignment with sales, and supporting a strong and conservative balance sheet.  We continue to see strong interest in our services from value-focused customers and suppliers, who wish to reduce their supply chain costs and inventory investments.  Our business is well-positioned to navigate the economic downturn, and to benefit when market conditions improve.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, July 31, 2009 at 10:00 a.m. CT, to discuss second quarter results. To participate, callers within the U.S. should dial (800) 762-8795 and international callers should dial (480) 629-9773 about 10 minutes before the presentation. Provide the operator with the conference call title “Q2 2009 United Stationers Earnings Conference Call.” To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends.  This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with net sales for 2008 of approximately $5.0 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 67 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$1,159,195	$1,251,335	$2,280,502	$2,503,809
Cost of goods sold	995,782	1,069,312	1,952,753	2,137,485
Gross profit	163,413	182,023	327,749	366,324

Operating expenses:
Warehousing, marketing and administrative expenses	122,173	138,806	257,625	278,701

Operating income	41,240	43,217	70,124	87,623

Interest expense, net	6,949	6,442	14,129	13,743

Other expense, net	—	1,992	204	4,233

Income before income taxes	34,291	34,783	55,791	69,647

Income tax expense	13,133	13,309	21,112	26,857

Net income	$21,158	$21,474	$34,679	$42,790

Net income per common share - diluted	$0.88	$0.91	$1.45	$1.79
Weighted average number of common shares - diluted	23,952	23,659	23,839	23,968

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of June 30,		As of
	2009	2008	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$57,978	$24,625	$10,662
Accounts receivable and retained interest in receivables sold, net*	595,612	440,428	610,210
Inventories	519,039	643,316	680,516
Other current assets	24,029	35,059	33,857
Total current assets	1,196,658	1,143,428	1,335,245

Property, plant and equipment, net	138,434	160,695	153,014
Intangible assets, net	65,501	66,426	67,982
Goodwill, net	314,222	314,359	314,441
Other long-term assets	11,375	15,639	10,834
Total assets	$1,726,190	$1,700,547	$1,881,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$374,044	$436,870	$341,084
Accrued liabilities	152,625	160,461	186,530
Total current liabilities	526,669	597,331	527,614

Deferred income taxes	3,447	29,092	—
Long-term debt	471,800	466,800	663,100
Other long-term liabilities	104,385	49,319	125,164
Total liabilities	1,106,301	1,142,542	1,315,878

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 37,217,814 shares in 2009 and 2008	3,722	3,722	3,722
Additional paid-in capital	383,722	381,033	382,721
Treasury stock, at cost — shares 13,502,541 and 13,823,813 shares at June 30, 2009 and 2008, respectively and 13,687,843 shares at December 31, 2008	(707,891)	(716,581)	(712,944)
Retained earnings	991,768	901,465	957,089
Accumulated other comprehensive loss	(51,432)	(11,634)	(64,950)
Total stockholders’ equity	619,889	558,005	565,638
Total liabilities and stockholders’ equity	$1,726,190	$1,700,547	$1,881,516

*The June 30, 2008 and December 31, 2008 accounts receivable balances do not include $250.0 million and $23.0 million of accounts receivable sold through a securitization program, which qualified for off-balance sheet treatment.  Retained interest in accounts receivable sold was $416.9 million at June 30, 2009, $123.6 million at June 30, 2008 and $327.9 million at December 31, 2008.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2009	2008
Cash Flows From Operating Activities:
Net income	$34,679	$42,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,813	22,520
Share-based compensation	5,861	4,386
Asset impairment charge	—	6,727
Loss (gain) on the disposition of property, plant and equipment	25	(4,759)
Amortization of capitalized financing costs	462	515
Excess tax benefits related to share-based compensation	(57)	(323)
Deferred income taxes	(7,429)	(2,757)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable and retained interest in receivables sold, net	14,566	(23,951)
Decrease in inventory	161,671	72,157
Decrease in other assets	9,840	5,509
Increase in accounts payable	44,157	9,673
Decrease in checks in-transit	(11,113)	(21,125)
Decrease in accrued liabilities	(30,712)	(35,987)
Increase (decrease) in other liabilities	189	(12,411)
Net cash provided by operating activities	242,952	62,964
Cash Flows From Investing Activities:
Capital expenditures	(4,756)	(19,762)
ORS Nasco acquisition purchase price adjustment	—	360
Proceeds from the disposition of property, plant and equipment	95	9,707
Net cash used in investing activities	(4,661)	(9,695)
Cash Flows From Financing Activities:
(Repayments) borrowings under Revolving Credit Facility	(191,300)	15,800
Net proceeds from the exercise of stock options	315	1,026
Acquisition of treasury stock, at cost	—	(67,505)
Excess tax benefits related to share-based compensation	57	323
Payment of debt issuance costs	(51)	(256)
Net cash used in financing activities	(190,979)	(50,612)
Effect of exchange rate changes on cash and cash equivalents	4	11
Net change in cash and cash equivalents	47,316	2,668
Cash and cash equivalents, beginning of period	10,662	21,957
Cash and cash equivalents, end of period	$57,978	$24,625

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	As of June 30,
	2009	2008	Change
Long-term debt	$471,800	$466,800	$5,000
Accounts receivable sold	—	250,000	(250,000)
Total debt and securitization (adjusted debt)	471,800	716,800	(245,000)
Stockholders’ equity	619,889	558,005	61,884
Total capitalization	$1,091,689	$1,274,805	$(183,116)

Adjusted debt-to-total capitalization	43.2%	56.2%	(13.0)%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain accounts receivable on its balance sheet.  In contrast, the prior securitization facility was structured for off-balance sheet treatment.  Generally Accepted Accounting Principles require that accounts receivable sold under the company’s prior receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers these accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds these accounts receivable sold to debt, and calculates debt-to-total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Six Months Ended June 30,
	2009	2008
Cash Flows From Operating Activities:
Net cash provided by operating activities	$242,952	$62,964
Excluding the change in accounts receivable sold	23,000	(2,000)
Net cash provided by operating activities excluding the effects of receivables sold	$265,952	$60,964

Cash Flows From Financing Activities:
Net cash used in financing activities	$(190,979)	$(50,612)
Including the change in accounts receivable sold	(23,000)	2,000
Net cash used in financing activities including the effects of receivables sold	$(213,979)	$(48,612)

Note: Net cash provided by operating activities, excluding the effects of receivables sold is presented as an additional liquidity measure. During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain accounts receivable on its balance sheet.  In contrast, the prior securitization facility was structured for off-balance sheet treatment.  Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s prior receivables securitization program be reflected within operating cash flows. Internally, the company considers these accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in these accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

(in millions, except per share data)

	For the Three Months Ended June 30,
	2009		2008
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,159.2	100.00%	$1,251.3	100.00%

Gross profit	$163.4	14.10%	$182.0	14.54%

Operating Expenses	$122.2	10.54%	$138.8	11.09%
Asset impairment charge	—	—	(6.7)	-0.54%
Gain on the sale of the former corporate headquarters	—	—	4.7	0.38%

Adjusted operating expenses	$122.2	10.54%	$136.8	10.93%

Operating income	$41.2	3.56%	$43.2	3.45%
Operating expense items noted above	—	—	2.0	0.16%
Adjusted operating income	$41.2	3.56%	$45.2	3.61%

Net income per share — diluted	$0.88		$0.91
Per share operating expense items noted above	—		0.05
Adjusted net income per share — diluted	$0.88		$0.96

Weighted average number of common shares — diluted	24.0		23.7

Note: Adjusted Operating Income and Earnings Per Share exclude the effects of a gain on the sale of the company’s former headquarters and the asset impairment charge related to capitalized software development costs.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

(in millions, except per share data)

	For the Six Months Ended June 30,
	2009		2008
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$2,280.5	100.00%	$2,503.8	100.00%

Gross profit	$327.7	14.37%	$366.3	14.63%

Operating expenses	$257.6	11.30%	$278.7	11.13%
Severance charge related to workforce reduction	(3.4)	-0.15%	—	—
Asset impairment charge	—	—	(6.7)	-0.27%
Gain on sale of the former corporate headquarters	—	—	4.7	0.19%
Adjusted operating expenses	$254.2	11.15%	$276.7	11.05%

Operating income	$70.1	3.07%	$87.6	3.50%
Operating expense items noted above	3.4	0.15%	2.0	0.08%
Adjusted operating income	$73.5	3.22%	$89.6	3.58%

Net income per share - diluted	$1.45		$1.79
Per share operating expense items noted above	0.09		0.05
Adjusted net income per share - diluted	$1.54		$1.84

Weighted average number of common shares - diluted	23.8		24.0

Note: Adjusted Operating Income and Earnings Per Share exclude the effects of a gain on the sale of the company’s former headquarters, the asset impairment charge related to capitalized software development costs and a restructuring charge.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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